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                                                                Exhibit 99.4


                                Letter to Clients
                                       FOR
              Tender of 12 1/2% Senior Subordinated Notes Due 2008
                                 IN EXCHANGE FOR
               12 1/2% Series B Senior Subordinated Notes Due 2008
                                DIMAC CORPORATION

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
         ON ____________, 1999, UNLESS EXTENDED (THE "EXPIRATION DATE").
            OLD NOTES TENDERED IN THE EXCHANGE OFFER MAY BE WITHDRAWN
                    AT ANY TIME PRIOR TO THE EXPIRATION DATE.

To Our Clients:

         We are enclosing herewith a Prospectus, dated _______ __, 1999, of DIMAC Corporation (the "Company"), a Delaware corporation, and a related Letter of Transmittal (which together constitute the "Exchange Offer") relating to the offer by the Company to exchange its 12 1/2% Series B Senior Subordinated Notes Due 2008 (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its issued and outstanding 12 1/2% Senior Subordinated Notes Due 2008 (the "Old Notes"), upon the terms and subject to the conditions set forth in the Exchange Offer.

         The Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered.

         We are the holder of record of Old Notes held by us for your own account. A tender of such Old Notes can be made only by us as the record holder and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Old Notes held by us for your account.

         We request instructions as to whether you wish to tender any or all of the Old Notes held by us for your account pursuant to the terms and conditions of the Exchange Offer. We also request that you confirm that we may on your behalf make the representations contained in the Letter of Transmittal.

         Pursuant to the Letter of Transmittal, each holder of Old Notes will represent to the Company that (i) the New Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such New Notes, whether or not the undersigned, (ii) neither the undersigned nor any such other person has an arrangement or understanding to participate in the distribution of such New Notes within the meaning of the Securities Act, (iii) neither the undersigned nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 of the Securities Act or, if it is an "affiliate," that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable,
(iv) if the undersigned is not a broker-dealer, neither the undersigned nor any such other person is engaged in, or intends to engage in, the distribution of such New Notes, and (v) if the undersigned is a broker-dealer (whether or not it is also an "affiliate"), that it will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities.

         If the undersigned or the person receiving the New Notes is a broker-dealer (whether or not it is also an "affiliate") that is receiving New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, the undersigned will acknowledge that it or such other person will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes; however, by so acknowledging and by delivering a prospectus meeting the requirements of the Securities Act, the undersigned will not be deemed to admit that the undersigned or such other person is an "underwriter" within the meaning of the Securities Act.


                                Very truly yours,